UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) September 12, 2018

PTC Inc.

(Exact Name of Registrant as Specified in Its Charter)

Massachusetts	0-18059	04-2866152
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

140 Kendrick Street Needham, Massachusetts	02494-2714
(Address of Principal Executive Offices)	(Zip Code)

(781) 370-5000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Section 1 – Business and Operations

Item 1.01.	Entry into a Material Definitive Agreement.

On September 13, 2018, PTC Inc. entered into a Second Amended and Restated Credit Agreement with JPMorgan Chase Bank, N.A. as Administrative Agent (the “Credit Agreement”), for a new secured multi-currency bank credit facility with a syndicate of banks. The new credit facility replaced PTC’s prior credit facility, as described in Item 1.02 below. As with the prior credit facility, PTC expects to use the new credit facility for general corporate purposes of PTC and its subsidiaries, including acquisitions of other businesses, and may also use it for working capital.

The credit facility consists of a $700 million revolving credit facility, which may be increased by up to an additional $500 million in the aggregate if the existing or additional lenders are willing to make such increased commitments. PTC and certain of its foreign subsidiaries will be the borrowers under the credit facility. As of the closing of such new credit facility, only PTC (IFSC) Limited, an indirect wholly-owned subsidiary of PTC Inc., will be designated as foreign subsidiary borrower under credit facility. PTC (IFSC) Limited was also a borrower under the prior credit facility. The obligations under the credit facility are guaranteed by PTC’s material domestic subsidiaries and are secured, subject to exceptions, by a first priority perfected security interest in substantially all existing and after-acquired personal property owned by PTC and its material domestic subsidiaries, including without limitation, intellectual property and a pledge of (i) 100% of the voting equity interests of PTC’s material domestic subsidiaries and (ii) 65% of the voting equity interests of PTC’s material first-tier foreign subsidiaries. On September 13, 2018, PTC did not have any material domestic subsidiaries. Interest rates for the revolving credit facility will be determined at the option of PTC and would range from 1.75% to 1.25% above an adjusted LIBO rate (or other agreed upon successor rate) for Eurocurrency-based borrowings or would range from 0.75% to 0.25% above the defined base rate for base rate borrowings, in each case based upon PTC’s total leverage ratio. Additionally, PTC may borrow certain foreign currencies at rates set in the same range above an adjusted LIBO rate (or an agreed upon successor rate), based on PTC’s total leverage ratio. A quarterly commitment fee on the undrawn portion of the credit facility is required, ranging from 0.30% to 0.175% per annum, based upon PTC’s total leverage ratio. At closing of the credit facility, the applicable interest rate was 1.50% above the adjusted LIBO rate for Eurocurrency-based borrowings, 0.50% above the defined base rate for base rate borrowings, and the quarterly commitment fee was 0.25%.

The credit facility includes a provision for the replacement of the LIBO rate in the event that such rate is no longer available. The replacement rate will be determined by the Administrative Agent in consultation with certain lenders and PTC.

The credit facility limits PTC’s and its subsidiaries’ ability to, among other things: incur additional indebtedness; incur liens or guarantee obligations; pay dividends and make other distributions; make investments and enter into joint ventures; dispose of assets; and engage in transactions with affiliates, except on an arms-length basis.

Under the credit facility, PTC and its domestic subsidiaries may not invest cash or property in, or loan to, PTC’s foreign subsidiaries in aggregate amounts exceeding $200 million for acquisitions of businesses and an additional $100 million for any purpose. In addition, under the credit facility, PTC and its subsidiaries must maintain the following financial ratios:

•

A total leverage ratio, defined as consolidated total indebtedness to consolidated EBITDA, not exceeding 4.50 to 1.00 as of the last day of any fiscal quarter, provided that the total leverage ratio may be increased by 0.25 to 1.00 for a period of four consecutive quarters in connection with an acquisition if the aggregate purchase price of all acquisition consummated in the previous four consecutive quarters exceeds $350,000,000.

•

A Senior Secured Leverage Ratio, defined as of consolidated total indebtedness (excluding any unsecured indebtedness or subordinated indebtedness) to consolidated EBITDA, not exceeding 3.00 to 1.00 as of the last day of any fiscal quarter, provided that the senior secured leverage ratio may be increased by 0.25 to 1.00 for a period of four consecutive quarters in connection with an acquisition if the aggregate purchase price of all acquisition consummated in the previous four consecutive quarters exceeds $350,000,000.

•

An interest coverage ratio, defined as the ratio of consolidated EBITDA to consolidated interest expense (excluding amortization of the origination expenses associated with PTC’s 6.000% senior notes due 2024, the previous credit agreement described in Item 1.02 below, and the Credit Agreement) of no less than 3.00 to 1.00 as of the last day of any fiscal quarter.

Any failure to comply with the financial or operating covenants of the credit facility would not only prevent PTC from being able to borrow additional funds, but would constitute a default, permitting the lenders to, among other things, accelerate the amounts outstanding, including all accrued interest and unpaid fees, under the credit facility and to terminate the credit facility. A change in control of PTC also constitutes an event of default, permitting the lenders to accelerate the indebtedness and terminate the credit facility.

The credit facility matures on September 23, 2023, when all amounts outstanding will be due and payable in full. The revolving credit facility does not require amortization of principal. The revolving credit facility may be prepaid before maturity in whole or in part at PTC’s option without penalty or premium. PTC may at any time reduce or terminate the commitments under the credit facility.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is filed as Exhibit 10 hereto.

Item 1.02	Termination of a Material Definitive Agreement.

On September 13, 2018, in connection with entering into the new credit facility described in Item 1.01, PTC terminated its credit agreement dated November 4, 2015 with JPMorgan Chase Bank, N.A., as Administrative Agent, and the lenders party thereto. The material terms of the terminated credit agreement are described in Item 1.01 of PTC’s Form 8-K filed on November 4, 2015 and are incorporated herein by reference. Approximately $248 million was outstanding under the prior credit agreement at the time of termination, which amount was repaid in connection with a borrowing of approximately $248 million under the new Credit Agreement upon closing of the new facility.

Section 2 – Financial Information

Item 2.03	Creation of a Direct Financial Obligation under an Off-Balance Sheet Arrangement

The discussion in Item 1.01 is incorporated herein by reference.

Section 5 – Corporate Governance and Management

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 12, 2018, in connection with notice of his intent to retire, we amended all outstanding unvested equity awards held by Mr. Anthony DiBona to provide that they will continue to vest in accordance with their terms, including performance-based conditions, after his retirement. Mr. DiBona will be responsible for our strategic alliance with Rockwell Automation and transitioning his responsibilities with respect to that alliance until his retirement on March 31, 2019.

Section 9 – Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10	Credit Agreement dated as of September 13, 2018 by and among PTC Inc., JPMorgan Chase Bank, N.A., as Administrative Agent, and the lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PTC Inc.

Date: September 18, 2018	By:	/s/ Andrew Miller
Andrew Miller
Executive Vice President and Chief Financial Officer

4